Exhibit 99.2

Ideal Power Appoints Global Energy Executive, R. Daniel Brdar, CEO and Chairman of the Board

Paul Bundschuh Assumes Role of President and Chief Commercial Officer

AUSTIN, Texas – January 8, 2014 – Ideal Power Inc. (NASDAQ: IPWR), a developer of a disruptive technology in the power conversion industry, today announced that R. Daniel Brdar has been appointed as the Company’s Chief Executive Officer and Chairman of the Board of Directors, effective January 8, 2014. Paul Bundschuh will assume the role of President and Chief Commercial Officer.

“We are delighted that Dan has accepted the position of Chairman and CEO. He brings a deep understanding of the power generation and power electronics markets and an impressive track record of building world-class, cross-functional teams, developing innovative products, expanding into global markets, and driving meaningful growth in early-stage companies,” commented Mr. Bundschuh. “We continue to make progress in positioning and commercializing our disruptive Power Packet Switching Architecture™ for the power converter markets. Dan will be instrumental in leading us in our next stage of growth and in helping us attain a competitive position in the fast-growing renewable energy, grid storage and other green technology markets both in the U.S. and internationally.”

Mr. Brdar has over 25 years of experience in the power systems and energy industries and has held a variety of leadership positions during his career. From 2006 through 2011, he was President and CEO of FuelCell Energy Inc., a NASDAQ-listed company with a market cap of over $250 million.  During his tenure, the company’s revenues increased 235%, to $100 million, manufacturing production increased by over 200% and over $100 million was raised from institutional and strategic investors. Prior to joining Ideal Power Inc., Mr. Brdar served as the Chief Operating Officer of Petra Solar, a privately held, venture funded solar and smart grid company, where he held full P&L responsibility and led a cross-functional management team across several international markets. From 1997 to 2000, Mr. Brdar held management positions, including Gas Turbine Product Manager, for GE’s Power Systems Division, a world leader in power generation systems and products. Additionally, Mr. Brdar has extensive research and development experience at the U.S. Department of Energy through various roles at the National Energy Technology Laboratory in Morgantown, WV and Pittsburgh, PA. Mr. Brdar has a BS in Engineering from the University of Pittsburgh.

"I am thrilled to have the opportunity to lead Ideal Power into its next exciting phase,” said Mr. Brdar. “I believe that Ideal Power’s power conversion architecture is one of the most innovative and disruptive technologies in the market today and will be a competitive presence in several important emerging markets such as power converters for renewable energy applications, including commercial grid storage. I look forward to working with Ideal Power’s executive team in driving growth for the company and the entire power electronics ecosystem."

Ideal Power’s Board of Directors unanimously approved the appointment of R. Daniel Brdar as CEO and Chairman.

Inducement Award

In accordance with Section 5635(c)(4) of the rules of the NASDAQ Stock Market and in connection with his appointment, Ideal Power will make a stock option grant to Mr. Brdar pursuant to a stand-alone award agreement outside of the Company’s 2013 Equity Incentive Plan as an inducement material to Mr. Brdar entering into employment with Ideal Power. The inducement grant was approved by the compensation committee of Ideal Power’s Board of Directors, which is comprised solely of independent directors. Mr. Brdar’s inducement grant consists of a stock option to purchase up to 250,000 shares of Ideal Power’s common stock, with a per share exercise price equal to the closing price of the Company’s common stock on January 8, 2014, the date that his employment will begin. Mr. Brdar’s option vests and becomes exercisable in four equal annual installments beginning on the one-year anniversary of the date of grant, subject to his continuous service through each vesting date. The option has a term of 10 years from the date of grant.

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including solar photovoltaic generation, electrified vehicle charging, and commercial grid storage.  Ideal Power also has a licensing-based, capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy’s Advanced Research Projects Agency – Energy program, and market-leading customers are incorporating PPSA as a key component of their systems.  For more information on Ideal Power, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements". While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Media Contact:
Mercom Communications               www.mercomcapital.com
Wendy Prabhu                                   idealpower@mercomcapital.com
1.512.215.4452

Investor Relations Contact:
MZ North America                           www.mzgroup.us
Matt Hayden                                      matt.hayden@mzgroup.us
1.949.259.4986